EXHIBIT 15.2

CONSENT OF FANGDA PARTNERS

[Letterhead of Fangda Partners]

April 8, 2016

Baozun Inc.

Building No. H, No. 1188 Wanrong Road

Zhabei District, Shanghai 200436

The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information - D. Risk Factors” and “Item 4. Information on the Company - B. Business Overview” in Baozun Inc.’s Annual Report on Form 20-F for the year ended December 31, 2015 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2016. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners